EXHIBIT 99

PRESS RELEASE DATED OCTOBER  23, 2013

Company Contact:

William R. Jacobs

Chief Financial Officer

Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc. Announces

third quarter 2013 Results

notable items include:

•	NET INTEREST INCOME INCREASED
o	13.7% OVER the COMPARABLE QUARTER OF 2012
o	11.6% over the comparable nine months of 2012
•	NET INTEREST MARGIN EXPANDED 17 BASIS POINTS from the COMPARABLE QUARTER OF 2012
•	TOTAL ORIGINATED LOANS INCREASED 17.5% year to date, FUELED BY 24.0% GROWTH IN MULTIFAMILY LOANS
•	NONPERFORMING ASSETS TO TOTAL ASSETS decreased TO 0.74% AS NONPErFORMING LOANS DECLINED OVER 45.2% FROM YEAR END
•	total CAPITAL REMAINED STRONG AT 26.3% OF TOTAL ASSETS
•	CASH DIVIDEND OF $0.06 PER COMMON SHARE declared PAYABLE November 20, 2013, TO STOCKHOLDERS OF RECORD AS OF November 6, 2013

woodbridge, New Jersey, October  23, 2013.…Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.09 and $0.26 for the quarter and nine months ended September 30, 2013, respectively, compared to basic earnings per common share of $0.07 and $0.24 for the quarter and nine months ended September 30, 2012, respectively, and    diluted earnings per common share of $0.07 and $0.23 for the quarter and nine months ended September 30, 2012, respectively.

“The quarter’s strong financial performance is highlighted by increased net interest income driven by strong loan growth,” commented John W. Alexander, Chairman and Chief Executive Officer of Northfield.  “We continue to work to change the mix of assets from investments to loans, with loans now comprising more than half of total assets.  Strong loan origination activity in our multifamily portfolio has resulted in 4.9% overall loan growth in the quarter and almost 12.5% growth year-to-date, which has been a key driver to increasing net interest income and sustaining net interest margins.”

Mr. Alexander continued, “While our performance has been strong, significant external challenges persist.  There continues to be fierce competitive pressures on rate and repricing terms for high quality multifamily loans, and the economy still presents challenges.  Additionally, issues persist with the Federal debt ceiling and the unknown effects from the inevitable tapering or end of quantitative easing.  Either of these events could contribute significantly to a rising rate environment under which we may not be able to sustain the strong loan growth we have experienced over the last several years.  In the interim, we continue to lend, and remain focused on managing expenses and expanding our core deposit base.

Mr. Alexander continued, “I also am pleased to announce the Board of Directors’ declaration of a quarterly cash dividend of $0.06 per common share.  The quarterly dividend will be payable on November 20, 2013, to stockholders of record as of November 6, 2013.”

Financial Condition

Total assets decreased $86.0 million, or 3.1%, to $2.73 billion at September 30, 2013, from $2.81 billion at December 31, 2012.  The decrease was primarily attributable to decreases in cash and cash equivalents of $35.1 million and securities available-for-sale of $252.6 million, partially offset by increases in net loans held-for-investment of $154.2 million, bank owned life insurance of $31.1 million, and other assets of $15.4 million.

Total loans held-for-investment, net, increased $154.9 million to $1.40 billion at September 30, 2013, as compared to $1.24 billion at December 31, 2012.

Originated loans held-for-investment, net, totaled $1.25 billion at September 30, 2013, as compared to $1.07 billion at December 31, 2012.  The increase was primarily due to an increase in multifamily real estate loans, of  $146.4 million, or 24.0%, to $756.5 million at September 30, 2013, from $610.1 million at December 31, 2012.  In the current economic environment, management is primarily focused on originating multifamily loans, with less emphasis on other loan types.  The following table details our multifamily originations for the nine months ended September 30, 2013 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	(F)ixed or (V)ariable	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	Amortization Term
$ 219,148	3.56%	62%	V	100	25 to 30 Years
25,948	3.99%	34%	F	173	10 to 15 Years
245,096	3.61%	59%

Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $62.8 million at September 30, 2013, as compared to $75.3 million at December 31, 2012.  The Company accreted interest income of $4.4 million for the nine months ended September 30, 2013, compared to $4.7 million for the nine months ended September 30, 2012.

The Company’s securities available-for-sale portfolio totaled $1.02 billion at September 30, 2013, compared to $1.28 billion at December 31, 2012.  At September 30, 2013, $905.1 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.”  The private label securities had an amortized cost of $5.0 million and an estimated fair value of $5.1 million at September 30, 2013.  In addition to the above mortgage-backed securities, the Company held $80.3 million in corporate bonds which were all rated investment grade at September 30, 2013, $30.4 million of bonds issued by the Federal Home Loan Bank system, and $2.2 million of equity investments in mutual funds, which focus on money market mutual funds.  The effective duration of the securities portfolio at September 30, 2013 was 3.75 years.

Interest-bearing deposits in other financial institutions totaled $80.1 million at September 30, 2013, as compared to $103.4 million at December 31, 2012.  The decrease is primarily attributable to funding loan growth and the purchase of bank owned life insurance.

Total liabilities decreased $387.4 million, or 16.2%, to $2.01 billion at September 30, 2013, from $2.40 billion at December 31, 2012.  The decrease was primarily attributable to decreased deposits of $464.3 million, partially offset by increased borrowings of $73.1 million.

The decrease in deposits at September 30, 2013 from December 31, 2012, was $174.7 million, or 10.5%, after excluding the deposits used to purchase stock in the second-step conversion in the first quarter of 2013 of $289.6 million.   The decrease was attributable to decreases of $157.7 million in certificates of deposit accounts and $43.7 million in money market accounts, partially offset by increases of $14.2 million in transaction accounts and $12.5 million in savings accounts.  The decline in deposits results from with the Company’s decision not to retain higher cost time deposits.

Borrowings increased by $73.1 million, or 17.4%, to $492.2 million at September 30, 2013, from $419.1 million at December 31, 2012.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and short-term borrowings) and the weighted average rate by year (dollars in thousands):

Year	Amount	Weighted Avg. Rate
2013	$ 43,000	3.85%
2014	99,168	2.04%
2015	114,500	2.63%
2016	108,910	2.18%
2017	80,003	1.40%
2018	42,000	1.97%
	$ 487,581	2.26%

Total stockholders’ equity increased by $301.4 million to $716.3 million at September 30, 2013, from $414.9 million at December 31, 2012.  This increase was primarily attributable to a $330.1 million increase related to the net proceeds from the stock conversion, net income of $14.2 million for the nine months ended September 30, 2013, and a  $3.8 million increase related to ESOP and equity award activity.  These increases were partially offset by a $19.8 million decrease in accumulated other comprehensive income as a result of an increased interest rate environment, treasury share repurchases of $3.3 million, and dividend payments of $23.6 million, which included a special dividend of $14.5 million paid on May 22, 2013.

Asset Quality

The following table details total non-performing loans,  total non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days at September 30, 2013, June  30, 2013, and December 31, 2012.

	September 30,	June 30,	December 31,
	2013	2013	2012
Non-accruing loans:
Held-for-investment	$ 7,192	$ 10,717	$ 10,348
Held-for-sale	1,493	-	5,325
Non-accruing loans subject to restructuring agreements:
Held-for-investment	10,609	11,870	19,152
Held-for-sale	187	-	122
Total non-accruing loans	19,481	22,587	34,947
Loans 90 days or more past due and still accruing:
Held-for-investment	18	806	621
Total non-performing loans	19,499	23,393	35,568
Other real estate owned	664	776	870
Total non-performing assets	$ 20,163	$ 24,169	$ 36,438
Non-performing loans to total loans	1.39%	1.76%	2.86%
Non-performing assets to total assets	0.74%	0.90%	1.30%
Loans subject to restructuring agreements and still accruing	$ 26,426	$ 26,670	$ 25,697
Accruing loans 30 to 89 days delinquent	$ 16,248	$ 24,642	$ 14,780

Total Non-accruing Loans

Total non-accruing loans decreased $15.5 million to $19.5 million at September 30, 2013, from $35.0 million at December 31, 2012.  This decrease was primarily attributable to the sale of  $5.4 million of loans held-for-sale being sold, $2.8 million of pay-offs and principal pay-downs, $261,000 of charge-offs, $4.6 million of loans being returned to accrual status, and the sale of $5.1 million of loans held-for-investment.  The above decreases in non-accruing loans were partially offset by $2.7 million of loans being placed on non-accrual status during the nine months ended September 30, 2013.

Loans Subject to Troubled Debt Restructuring (TDR) Agreements

Included in non-accruing loans are loans subject to TDR agreements totaling $10.8 million and $19.3 million at September 30, 2013, and December 31, 2012, respectively.  At September 30, 2013, $7.9 million, or 73.0% of the $10.8 million were not performing in accordance with their restructured terms, as compared to $3.3 million, or 17.0%, at December 31, 2012.  One relationship accounts for $7.7 million, or 97.6%, of the $7.9 million of loans not performing in accordance with their restructured terms at September  30, 2013. The relationship is made of up of several loans with an aggregate appraised value of $9.7 million. The loans are personally guaranteed by the principals.

The Company also holds loans subject to restructuring agreements that are on accrual status, totaling $26.4 million and $25.7 million at September 30, 2013 and December 31, 2012, respectively.  At September 30, 2013, loans of $3.7 million, or 13.9% of the $26.4 million were not performing in accordance with the restructured terms, as compared to none at December 31, 2012.    Loans not performing in accordance with the restructured terms were all 30 days past due at September 30, 2013.

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing decreased $603,000 to $18,000 at September 30, 2013, from $621,000 at December 31, 2012.  The decrease resulted from certain loans being transferred to non-accrual status.

Other real estate owned was $664,000 and $870,000 at September 30, 2013 and December 31, 2012, respectively.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at September 30, 2013, totaled $16.3 million, an increase of $1.5 million from the December 31, 2012, balance of $14.8 million.  The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2013, June 30, 2013, and December 31, 2012 (dollars in thousands).

	September 30, 2013	June 30, 2013	December 31, 2012
Real estate loans:
Commercial	$ 5,786	$ 13,550	$ 4,736
One-to-four family residential	4,925	5,269	5,584
Construction and land	-	608	159
Multifamily	3,227	4,230	2,731
Home equity and lines of credit	93	25	44
Commercial and industrial loans	2,207	857	1,467
Other loans	10	103	59
Total delinquent accruing loans	$ 16,248	$ 24,642	$ 14,780

Total 30 to 89 days delinquent commercial real estate loans decreased $7.8 million at September 30, 2013 from June 30, 2013, primarily resulting from one relationship of $6.0 million being brought current.  Total 30 to 89 days delinquent commercial and industrial loans increased $1.4 million at September 30, 2013 from June 30, 2013, resulting from increased delinquencies of two borrowers.  Of the $1.4 million increase, $502,000 relates to one borrower that is under signed contract for sale of the underlying property, with no anticipated loss.

PCI Loans (Held-for-Investment)

At September 30, 2013, based on recorded contractual principal, 5.5% of PCI loans were past due 30 to 89 days, and 14.3% were past due 90 days or more, as compared to 5.4% and 11.6%, respectively, at December 31, 2012.  The increase in percentage of delinquencies results from declining PCI principal balances of $12.5 million to $62.8 at September 30, 2013 from December 31, 2012.

Results of Operations

Comparison of Operating Results for the Three Months Ended September 30, 2013 and 2012

Net income was $5.1 million and $3.9 million for the quarters ended September 30, 2013 and 2012, respectively.  Significant variances from the comparable prior year period are as follows: a $2.3 million increase in net interest income, a $315,000 increase in the provision for loan losses, an  $878,000 increase in non-interest income, a $1.3 million increase in non-interest expense, and a $397,000 increase in income tax expense.

Net interest income for the quarter ended September 30, 2013, increased $2.3 million, or 13.7%, due primarily to a $165.9 million, or 7.1%, increase in our interest-earning assets and a  17 basis point, or 5.8%, increase in our net interest margin to 3.08%.  The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $279.5 million and other securities of $17.3 million partially offset by decreases in mortgage-backed securities of $111.2 million and deposits in financial institutions of $19.7 million.  The 2013 third quarter included loan prepayment income of $1.1 million, as compared to $542,000 for the quarter ended September 30, 2012.  Rates paid on interest-bearing liabilities decreased 26 basis points to 0.94% for the current quarter, as compared to 1.20% for the comparable prior year period.  This was partially offset by a 16 basis point decrease in yield earned on interest earning assets to 3.72% for the quarter ended September 30, 2013, as compared to 3.88% for the comparable quarter in 2012.

The provision for loan losses increased $315,000, or 62.7%, to $817,000 for the quarter ended September 30, 2013, from $502,000 for the quarter ended September 30, 2012.  The increase in the provision for loan losses resulted primarily from increased general reserves due to an increase in loan balances from the comparable prior year period, partially offset by a decrease in non-performing loans.  Originated loan growth was approximately 6.9% for the quarter ended September 30, 2013, compared to 3.3% for the quarter ended September 30, 2012.  Net charge-offs were  $523,000 for the quarter ended September 30, 2013, compared to net charge-offs of $475,000 for the quarter ended September 30, 2012.

Non-interest income increased $878,000, or 51.3%, to $2.6 million for the quarter ended September 30, 2013, from $1.7 million for the quarter ended September 30, 2012.  This increase was primarily a result of a $315,000 increase in gain on securities transactions, net, a  $289,000 increase in income on bank owned life insurance, and a $193,000 increase in other non-interest income. Securities gains in the third quarter of 2013 included $390,000 related to the Company’s trading portfolio, while the third quarter of 2012 included securities losses of $203,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased $1.3 million, or 10.7%, for the quarter ended September 30, 2013, compared to the quarter ended September 30, 2012.  This is due primarily to an  $806,000 increase in compensation and employee benefits which is related to increased staff due to branch openings, the Flatbush Federal Bancorp, Inc. merger (the Merger), and to a lesser extent salary adjustments effective January 1, 2013, and includes an increase of $187,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there was a $278,000 increase in occupancy expense primarily related to new branches and the renovation of existing branches, a $48,000 increase in data processing fees as a result of increased data and maintenance related to the Merger, and a $53,000 increase in other expenses.

The Company recorded income tax expense of $2.7 million for the quarter ended September 30, 2013, compared to $2.3 million for the quarter ended September 30, 2012.  The effective tax rate for the quarter ended September 30, 2013, was 34.5%, as compared to 37.0% for the quarter ended September 30, 2012.  The comparable prior year effective tax rate was negatively affected by non-deductible merger-related costs.

Comparison of Operating Results for the Nine Months Ended September 30, 2013 and 2012

Net income was $14.2 million and $12.8 million for the nine months ended September 30, 2013 and 2012, respectively.  Significant variances from the comparable prior year period are as follows: a $5.9 million increase in net interest income, a $150,000 decrease in the provision for loan losses, a $427,000 increase in non-interest income, a $4.4 million increase in non-interest expense, and a $666,000 increase in income tax expense.

Net interest income for the nine months ended September 30, 2013, increased $5.9 million, or 11.6%, as the $275.5 million, or 12.1%, increase in our interest-earning assets more than offset the one basis point decrease in our net interest margin to 2.98%.  The increase in average interest-earning assets was due primarily to increases in average net loans outstanding of $223.4 million, mortgage-backed securities of $29.9 million, other securities of $14.2 million, and deposits in financial institutions of $8.6 million.  The September 30, 2013 period included loan prepayment income of $1.9 million compared to $956,000 for the nine months ended September 30, 2012.  The nine months ended September 30, 2013, also included a recovery of $256,000 of interest that was previously applied to principal.  Rates paid on interest-bearing liabilities decreased 27 basis points to 0.97% for the current nine months as compared to 1.24% for the comparable prior year period.  This was offset by a 34 basis point decrease in yields earned on interest earning assets to 3.66% for the nine months ended September 30, 2013, as compared to 4.00% for the comparable nine months in 2012.

The provision for loan losses decreased $150,000, or 9.0%, to $1.5 million for the nine months ended September 30, 2013, from $1.7 million for the nine months ended September 30, 2012.  The decrease in the provision for loan losses was due primarily to a  decrease in net charge-offs of $821,000 (consisting of gross charge-offs of $1.5 million and gross recoveries of $702,000), compared to net charge-offs of $1.4 million for the nine months ended September 30, 2012,  partially offset by an increase in loan production from the comparable prior year.

Non-interest income increased $427,000, or 6.0%, to $7.5 million for the nine months ended September 30, 2013, from $7.1 million for the nine months ended September 30, 2012.  This increase was primarily a result of an increase of $453,000 in gain on securities transactions, net, and a $449,000 increase in income on bank owned life insurance, partially offset by an increase of $434,000 in other-than-temporary impairment losses on securities.  Securities gains in the nine months of 2013 included $696,000 related to the Company’s trading portfolio, while the nine months of 2012 included securities gains of $456,000 related to the Company’s trading portfolio.

Non-interest expense increased $4.4 million, or 12.1%, for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012.  This was due primarily to a $2.4 million increase in compensation and employee benefits which is related to increased staff due to branch openings, the Merger, and to a lesser extent salary adjustments effective January 1, 2013, and includes an increase of $240,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income.  Additionally, there is a $1.1 million increase in occupancy expense primarily related to new branches, the Merger, and the renovation of existing branches, a $595,000 increase in data processing fees due to data conversion charges related to the Merger, and a $415,000 increase in other expenses driven by loan commitment reserves.  This increase was partially offset by a $259,000 decrease in professional fees.

The Company recorded income tax expense of $7.8 million for the nine months ended September 30, 2013, compared to $7.1 million for the nine months ended September 30, 2012.  The effective tax rate for the nine months ended September 30, 2013, was 35.5%, as compared to 35.8% for the nine months ended September 30, 2012.

Comparison of Operating Results for the Three Months Ended September 30, 2013, and June 30, 2013

Net income was $5.1 million and $4.3 million for the quarters ended September 30, 2013, and June 30, 2013, respectively.  Significant variances from the prior quarter are as follows: a $565,000 increase in net interest income, a $400,000 increase in the provision for loan losses, an  $890,000 increase in non-interest income, a $100,000 increase in non-interest expense, and a $154,000 increase in income tax expense.

Net interest income for the quarter ended September 30, 2013, increased $565,000, or 3.0%, as our net interest margin increased by 14 basis points to 3.08%, and was partially offset by interest-earning assets decreasing by $66.7 million, or 2.6%.  The decrease in average interest-earning assets was due primarily to decreases in mortgage-backed securities of $95.0 million,  in other securities of $39.0 million, and in deposits in financial institutions of $21.0 million, partially offset by an increase in average loans outstanding of $87.1 million.  The September 30, 2013, quarter included loan prepayment income of $1.1 million compared to $292,000 for the quarter ended June 30, 2013.  Additionally, the June 30, 2013 quarter included a recovery of $256,000 of interest that was previously applied to principal.  Rates paid on interest-bearing liabilities decreased two basis points to 0.94% for the current quarter as compared to 0.96% for the prior period.  Yields earned on interest earning assets increased by 12 basis points to 3.72% for the quarter ended September 30, 2013, as compared to 3.60% for the quarter ended June 30, 2013.

The provision for loan losses increased $400,000, or 95.9%, to $817,000 for the quarter ended September 30, 2013, from $417,000 for the quarter ended June 30, 2013.  The increase in the provision for loan losses is primarily attributable to an increase in loan balances and an increase in net charge-offs of $610,000 at September 30, 2013, as compared to June 30, 2013.

Non-interest income increased $890,000, or 52.4%, to $2.6 million for the quarter ended September 30, 2013, from $1.7 million for the quarter ended June 30, 2013.  This increase was primarily a result of a $358,000 increase in gain on securities transactions, net, an increase of $175,000 in income on bank owned life insurance, and a decrease of $362,000 in other-than-temporary impairment losses on securities.  Securities gains in the third quarter of 2013 included $390,000 related to the Company’s trading portfolio described above, while the second quarter of 2013 included securities gains of $63,000 related to the Company’s trading portfolio.

Non-interest expense increased $100,000, or 0.8%, for the quarter ended September 30, 2013, compared to the quarter ended June 30, 2013.  This is due primarily to a $154,000 increase in compensation and employee benefits that includes an increase of $327,000 in expense related to the Company’s deferred compensation plan which is described above, and had no effect on net income, partially offset by an  $80,000 decrease in data processing fees.

The Company recorded income tax expense of $2.7 million for the quarter ended September 30, 2013 compared to $2.5 million for the quarter ended June 30, 2013.  The effective tax rate for the quarter ended September 30, 2013 was 34.5%, as compared to 37.0% for the quarter ended June 30, 2013.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	At	At	At
	September 30, 2013	June 30, 2013	December 31, 2012
	(unaudited)	(unaudited)
Selected Financial Condition Data:
Total assets	$ 2,727,219	$ 2,690,218	$ 2,813,201
Cash and cash equivalents	93,653	25,353	128,761
Trading securities	5,706	5,268	4,677
Securities available-for-sale, at estimated fair value	1,023,055	1,142,128	1,275,631
Securities held-to-maturity	-	-	2,220
Loans held-for-sale	3,945	557	5,447
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	62,802	68,191	75,349
Loans acquired, net	81,785	92,197	101,433
Originated loans, net	1,253,280	1,172,388	1,066,200
Total loans held-for-investment, net	1,397,867	1,332,776	1,242,982
Allowance for loan losses	(27,114)	(26,820)	(26,424)
Net loans held-for-investment	1,370,753	1,305,956	1,216,558
Non-performing loans:
Held-for-investment(2)	17,819	23,393	30,121
Held-for-sale(2)	1,680	-	5,447
Total non-performing loans	19,499	23,393	35,568
Other real estate owned	664	776	870
Bank owned life insurance	124,094	110,438	93,042
Federal Home Loan Bank of New York stock, at cost	16,882	12,847	12,550
Borrowed funds	492,181	412,337	419,122
Deposits	1,492,586	1,533,951	1,956,860
Total liabilities	2,010,939	1,970,643	2,398,328
Total stockholders’ equity	$ 716,280	$ 719,575	$ 414,873
Total shares outstanding	57,939,498	58,212,604	41,486,819
Tangible book value per share (10)	$ 12.07	$ 12.07	NM (11)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Selected Operating Data:
Interest income	$ 23,380	$ 22,690	$ 22,954	$ 69,850	$ 68,189
Interest expense	4,060	5,691	4,199	13,010	17,252
Net interest income before provision for loan losses	19,320	16,999	18,755	56,840	50,937
Provision for loan losses	817	502	417	1,511	1,661
Net interest income after provision for loan losses	18,503	16,497	18,338	55,329	49,276
Non-interest income	2,588	1,710	1,698	7,542	7,115
Non-interest expense	13,309	12,028	13,209	40,884	36,471
Income before income tax expense	7,782	6,179	6,827	21,987	19,920
Income tax expense	2,682	2,285	2,528	7,796	7,130
Net income	$ 5,100	$ 3,894	$ 4,299	$ 14,191	$ 12,790
Basic earnings per share (3)	$ 0.09	$ 0.07	$ 0.08	$ 0.26	$ 0.24
Diluted earnings per share (3)	$ 0.09	$ 0.07	$ 0.08	$ 0.26	$ 0.23

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)  (unaudited)

	At or For the Three					At or For the Nine
	Months Ended					Months Ended
	September 30,				June 30,	September 30,
	2013		2012		2013	2013		2012
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.76%		0.63%		0.63%	0.69%		0.70%
Return on equity (ratio of net income to average equity)	2.82		3.95		2.34	2.69		4.41
Average equity to average total assets	26.76		15.83		26.88	25.71		15.99
Interest rate spread	2.78		2.68		2.64	2.69		2.75
Net interest margin	3.08		2.91		2.94	2.98		2.99
Efficiency ratio(5)	60.75		64.29		64.58	63.50		62.82
Non-interest expense to average total assets	1.97		1.93		1.93	1.99		2.01
Non-interest expense to average total interest-earning assets	2.12		2.05		2.07	2.14		2.13
Average interest-earning assets to average interest-bearing liabilities	145.26		122.94		145.10	142.05		122.88
Asset Quality Ratios:
Non-performing assets to total assets	0.74		1.36		0.90	0.74		1.36
Non-performing loans to total loans (6)	1.39		3.02		1.76	1.39		3.02
Allowance for loan losses to non-performing loans held-for-investment (8)	152.16		81.39		114.65	152.16		81.39
Allowance for loan losses to total loans held-for-investment, net (9)	1.94		2.46		2.01	1.94		2.46
Allowance for loan losses to originated loans held-for-investment, net (7)	2.16		2.64		2.29	2.16		2.64
Annualized net charge-offs to total average loans	0.15		0.18		NM (11)	0.08		0.18
Provision for loan losses as a multiple of net charge-offs	1.56	x	1.05	x	NM (11)	1.84	x	1.16	x

(1)Primarily acquired from the Federal Deposit Insurance Corporation.

(2)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(3)Basic net income per common share is calculated based on 54,567,526 and 53,951,231 average shares outstanding for the three months ended September 30, 2013, and September 30, 2012, respectively.  Basic net income per common share is calculated based on 54,705,569 and 54,065,697 average shares outstanding for the nine months ended September 30, 2013 and September 30, 2012, respectively.  Diluted earnings per share is calculated based on 55,499,180 and 54,788,281 average shares outstanding for the three months ended September 30, 2013 and September 30, 2012, respectively.  Diluted earnings per share is calculated based on 55,600,204 and 54,787,696 average shares outstanding for the nine months ended September 30, 2013 and September 30, 2012, respectively.  The share amounts have been restated as a result of the completion of the second-step conversion at a ratio of 1.4029 to 1.

(4)Annualized when appropriate.

(5)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6)Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(7)Excludes PCI and acquired loans held-for-investment.

(8)Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(9)Includes PCI and acquired loans held-for-investment.

(10)Represents total stockholders’ equity less goodwill and other intangibles divided by shares outstanding. Tangible book value per share is not meaningful for the period prior to completion of the second step conversion on January 24, 2013.

(11)Not meaningful

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Three Months Ended
	September 30, 2013			June 30, 2013			September 30, 2012
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)

Interest-earning assets:
Loans (5)	$ 1,367,814	$ 17,827	5.17%	$ 1,280,726	$ 16,707	5.23%	$ 1,088,268	$ 15,162	5.54%
Mortgage-backed securities	949,677	5,097	2.13	1,044,661	5,606	2.15	1,060,837	6,799	2.55
Other securities	133,612	325	0.97	172,640	502	1.17	116,274	559	1.91
Federal Home Loan Bank of New York stock	13,682	124	3.60	12,419	118	3.81	13,796	151	4.35
Interest-earning deposits in financial institutions	26,439	7	0.11	47,431	21	0.18	46,103	19	0.16
Total interest-earning assets	2,491,224	23,380	3.72	2,557,877	22,954	3.60	2,325,278	22,690	3.88
Non-interest-earning assets	188,356			184,769			151,529
Total assets	$ 2,679,580			$ 2,742,646			$ 2,476,807

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 955,544	$ 509	0.21	$ 983,400	$ 667	0.27	$ 913,561	$ 996	0.43
Certificates of deposit	334,062	933	1.11	375,972	933	1.00	481,187	1,451	1.20
Total interest-bearing deposits	1,289,606	1,442	0.44	1,359,372	1,600	0.47	1,394,748	2,447	0.70
Borrowed funds	425,442	2,618	2.44	403,492	2,599	2.58	496,591	3,244	2.60
Total interest-bearing liabilities	1,715,048	4,060	0.94	1,762,864	4,199	0.96	1,891,339	5,691	1.20
Non-interest bearing deposit accounts	230,401			226,540			176,752
Accrued expenses and other liabilities	17,107			15,925			16,578
Total liabilities	1,962,556			2,005,329			2,084,669
Stockholders' equity	717,024			737,317			392,138
Total liabilities and stockholders' equity	$ 2,679,580			$ 2,742,646			$ 2,476,807

Net interest income		$ 19,320			$ 18,755			$ 16,999
Net interest rate spread (2)			2.78%			2.64%			2.68%
Net interest-earning assets (3)	$ 776,176			$ 795,013			$ 433,939
Net interest margin (4)			3.08%			2.94%			2.91%
Average interest-earning assets to
interest-bearing liabilities			145.26%			145.10%			122.94%

(1) Average yields and rates are annualized.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Includes non-accruing loans.

	For the Nine Months Ended September 30,
	2013			2012
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)

Interest-earning assets:
Loans (5)	$ 1,296,365	$ 51,021	5.26%	$ 1,072,993	$ 45,187	5.63%
Mortgage-backed securities	1,056,279	17,095	2.16	1,026,377	20,418	2.66
Other securities	138,923	1,268	1.22	124,720	2,102	2.25
Federal Home Loan Bank of New York stock	12,672	398	4.20	13,322	435	4.36
Interest-earning deposits in financial institutions	49,666	68	0.18	41,042	47	0.15
Total interest-earning assets	2,553,905	69,850	3.66	2,278,454	68,189	4.00
Non-interest-earning assets	189,035			146,908
Total assets	$ 2,742,940			$ 2,425,362

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 997,811	$ 2,134	0.29	$ 885,067	$ 3,115	0.47
Certificates of deposit	388,832	3,046	1.05	477,236	4,317	1.21
Total interest-bearing deposits	1,386,643	5,180	0.50	1,362,303	7,432	0.73
Borrowed funds	411,267	7,830	2.55	491,884	9,820	2.67
Total interest-bearing liabilities	1,797,910	13,010	0.97	1,854,187	17,252	1.24
Non-interest bearing deposit accounts	220,692			167,353
Accrued expenses and other liabilities	19,165			16,033
Total liabilities	2,037,767			2,037,573
Stockholders' equity	705,173			387,789
Total liabilities and stockholders' equity	$ 2,742,940			$ 2,425,362

Net interest income		$ 56,840			$ 50,937
Net interest rate spread (2)			2.69			2.75
Net interest-earning assets (3)	$ 755,995			$ 424,267
Net interest margin (4)			2.98%			2.99%
Average interest-earning assets to
interest-bearing liabilities			142.05			122.88

(1) Average yields and rates are annualized.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Includes non-accruing loans.